UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 19, 2001

MERRILL CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	333-30732	41-0946258
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Merrill Circle, St. Paul, Minnesota  55108

(Address of principal executive offices)        (Zip Code)

Registrant’s telephone number, including area code:  (651) 646-4501

Item 7.  Financial Statements and Exhibits.

(a)       Financial statements of businesses acquired.

N/A.

(b)      Pro forma financial information.

N/A.

(c)       Exhibits.

Exhibit No.	Description	Filing

10.1

Third Amendment and Forbearance, dated as of October 19, 2001, to the Credit Agreement among Merrill Corporation, Merrill Communications LLC, the various financial institutions from time to time parties to the Credit Agreement, Wells Fargo Bank, N.A., and U.S. Bank National Association

Filed herewith

Item 9.       Regulation FD Disclosure.

Over the last several months, we have been in discussions with our senior lenders and an ad-hoc committee of our 12% Senior Subordinated Notes due 2009 (the “Subordinated Noteholders”) surrounding a consensual restructuring of our outstanding debt.  We believe we will be able to reach agreement with our senior lenders and the ad-hoc committee of Subordinated Noteholders,  although there can be no assurance that we will be successful in doing so.  As part of these negotiations, on October 19, 2001, our senior lenders under our credit facility agreed not to exercise their rights and remedies under our senior credit facility as a result of our previously disclosed defaults at least until November 18, 2001 (the “Forbearance Period”). The lenders’ obligation is conditioned on our:  (1) making a $20.0 million prepayment on the term loans under the senior credit facility, (2) providing three business days’ notice prior to making any payment to the Subordinated Noteholders, and (3) providing necessary data for certain projected financial covenants for the year end January 31, 2002.  In addition, the forbearance agreement requires us to provide prior written notice to the senior lenders’ administrative agent of our intent to make cash payments in excess of $1.0 million (other than payments for payroll and taxes).  The $20.0 million prepayment was made on October 19, 2001, and we anticipate that we will be able to provide the necessary data for the projected financial covenants set forth therein. After the $20.0 million prepayment to our senior lenders, our cash balance as of October 22, 2001 was approximately $32.5 million.  As previously disclosed in our Form 8-K filed on May 31, 2001, as a result of our previously disclosed defaults under the credit facility, the senior lenders prohibited us from making any payments to the Subordinated Noteholders for the 179-day period following our receipt of notice of that prohibition.  This prohibition expired on October 22, 2001.  At this time, we have chosen not to make our May 2001 and November 2001 interest payments to the Subordinated Noteholders.

We anticipate that during the Forbearance Period, we will continue to engage in discussions with our senior lenders and the ad-hoc committee of Subordinated Noteholders with the goal of reaching a consensual restructuring of our outstanding debt.  In the event that negotiations are not successful, we will consider all of our alternatives.

SIGNATURES

                   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRILL CORPORATION

By:	/s/Robert H. Nazarian
Robert H. Nazarian
Executive Vice President, Chief Financial Officer

Dated:  October 23, 2001

EXHIBIT INDEX

Exhibit No.	Description	Filing

10.1

Third Amendment and Forbearance, dated as of October 19, 2001, to the Credit Agreement among Merrill Corporation, Merrill Communications LLC, the various financial institutions from time to time parties to the Credit Agreement, Wells Fargo Bank, N.A., and U.S. Bank National Association

Filed herewith